Exhibit 16.1

Securities and Exchange Commission
100 F St., NE
Washington, D.C. 20549

RE:  Lifevantage Corporation (the “Company”)

File No. 000-30489

We have read the statements of the Company included under Item 4.01 of the Form 8-K dated January 30, 2008 to be filed by the Company with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
January 30, 2008